NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on September 11, 2020, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on August 28, 2020 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger agreement between Far Point Acquisition Corporation and Global Blue Group AG became effective on August 28, 2020. Each Warrant of Far Point Acquisition Corporation, exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share, was converted into one Global Blue Group Holding AG Warrant (New), that will entitle the holder thereof to purchase one Global Blue Group Holding AG Ordinary Share, in lieu of one share of Far Point Acquisition Corporation Class A Common Stock. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on August 31, 2020.